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              SUPERIOR NATIONAL INSURANCE GROUP, INC. ANNOUNCES
                  ENGAGEMENT OF WASSERSTEIN PERELLA & CO.
     AND DEFERRAL OF DIVIDEND PAYMENTS ON ITS TRUST PREFERRED SECURITIES

     Superior National Insurance Group, Inc. (Nasdaq:SNTL) announced today that it has retained the services of the investment banking firm Wasserstein Perella & Co. to provide advice to Superior National's Board of Directors with respect to its strategic and financial options in light of the effects on Superior National of the purported rescission of a reinsurance contract by Inter-Ocean Reinsurance Company Ltd. and American Re-Insurance Company. Inter-Ocean is seeking to rescind a reinsurance contract it entered-into with Foundation Health Corporation, a subsidiary of Foundation Health Systems, Inc. (NYSE:FHS), on behalf of Business Insurance Group at the time of Superior National's acquisition of Business Insurance Group from FHS.

     J. Chris Seaman, Superior National's President and Chief Executive Officer, stated, "Superior National is confident that it will prevail in its litigation with American Re-Insurance Company and American Re's affiliate, Inter-Ocean Reinsurance Company Ltd., and we are very pleased with our progress to date in that respect. We are equally confident that upon prevailing in the litigation Superior National will be in a position to recover damages suffered by our stockholders, bondholders, lenders, and others. Although the litigation has created an uncertainty that we cannot ignore, we ask all of our constituents to remember that Superior National's underwriting discipline, history of business innovation, and commitment to customer service, represent the continuing strengths and value of the Superior National organization. These strengths and the Company's value will remain long after the issues associated with the pending litigation have passed."

     Superior National is the largest private sector underwriter of workers' compensation insurance in the State of California, and the ninth largest workers' compensation insurer in the nation. Superior National's stockholders' equity at September 30, 1999 was approximately $174 million, and consolidated premium in force for the policy year ended September 30, 1999 was approximately $685 million. Superior National employs approximately 1,250 personnel in 35 regional and branch offices located throughout the United States.

     Superior National previously announced that the California Department of Insurance has required it to maintain special workers' compensation deposits related to the reinsurance contract between Superior National's insurance subsidiaries and Inter-Ocean Reinsurance Company Ltd. Under the reinsurance contract, these special deposits are the joint obligation of Inter-Ocean and American Re. The California Department of Insurance, however, has required Superior National to maintain duplicate special workers' compensation deposits in addition to those provided by Inter-Ocean until the arbitration proceeding related to the reinsurance contract is completed. The effect of this double deposit requirement has been to defer the release of a large portion of Superior National's excess security deposits currently held by the California Department of Insurance, adversely affecting Superior National's operating liquidity. Regardless, the California Department of Insurance has worked constructively with Superior National over the past week to accomplish the release of additional funds to satisfy the Company's immediate operating cash flow needs.

     Superior National also announced that it will defer the next scheduled dividend payment on its Trust Preferred Securities, due to be made on December 1, 1999. The Trust Preferred Securities, issued by a Superior National affiliate, Superior National Capital Trust I, have a provision allowing Superior National to defer up to ten consecutive semi-annual payments. Superior National is causing the Trust to defer only the current payment at this juncture, but is reserving the right to extend the deferral if the need arises. The deferral of dividends on the Trust Preferred Securities will provide additional liquidity for operations pending resolution of the arbitration, but the Company's current liquidity issues will be fully resolved. The deferred amounts must be paid in cash to the holders of the Trust Preferred Securities at the end of the deferral period and will accrue interest during that time.

     Superior National Insurance Group, Inc. is the parent company of Superior National Insurance Company and California Compensation Insurance Company, specialty workers' compensation insurers operating throughout the United States.

     This release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. Actual results could differ materially from those projected in forward-looking statements as a result of variability of business conditions and the inherent difficulty of accurately forecasting revenues and expenses.